UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 12, 2009, YRC Worldwide Inc. (the “Company”) announced that it successfully concluded amendments to its Credit Agreement (as defined below) and ABS Facility (as defined below). A copy of the news release announcing the successful conclusion of the amendments is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Credit Agreement Amendment

On February 12, 2009, the Company and certain of its subsidiaries entered into Waiver and Amendment No. 2 to the Credit Agreement (the “Credit Agreement Amendment”) with the lenders and agents party thereto, which amends the Credit Agreement, dated as of August 17, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among the parties thereto. The Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million. The Credit Agreement Amendment removes the Company’s right to request an increase in the commitments under the Credit Agreement.

Maturity Date

The Credit Agreement expires, and the revolving credit facility and term loan mature, on August 17, 2012, or such earlier date as the requisite lenders give notice if:

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$50 million or more of the amount required to be satisfied in cash in respect of YRC Regional Transportation, Inc.’s (formerly USFFreightways Corporation) 8 1/2% Guaranteed Notes due April 15, 2010 (“USF Notes”) remains outstanding on or after March 1, 2010, or

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$50 million or more of the amount required to be satisfied in cash in respect of the Company’s 5% Contingent Convertible Senior Notes due 2023 (“5% Contingent Convertible Notes”) remains outstanding on or after June 25, 2010.

Fees and Interest Rate

The Credit Agreement Amendment increases the interest rate spread for loans bearing interest by reference to the LIBOR rate from a current spread of 160 basis points for revolving loans and 200 basis points for term loans to 650 basis points for both revolving loans and term loans, and implements a new LIBOR rate floor of 350 basis points. The Credit Agreement Amendment also increases the interest rate spread for loans bearing interest by reference to the alternate base rate from a current spread of 75 basis points to 550 basis points, and implements a new alternate base rate floor equal to the one-month LIBOR rate plus 100 basis points. The Company expects interest expense (excluding commitment fees) to increase $38.5 million annually with this amendment (assuming current borrowings).

The commitment fee payable to the lenders party to the Credit Agreement increased from a current rate of 40 basis points to 100 basis points.

In connection with the Credit Agreement Amendment, the Company paid fees to the consenting lenders equal to approximately $8.0 million.

Mandatory Prepayments and Commitment Reductions

The Company and its domestic subsidiaries are required to prepay amounts under the Credit Agreement with some or all of the net cash proceeds that they receive in respect of certain prepayment events (described in further detail below).

Net cash proceeds in respect of any real estate sales shall be applied as follows:

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The first $150 million in net cash proceeds (plus up to an additional $10 million of such net cash proceeds used to pay any fees under or in connection with the Credit Agreement or the ABS Facility) received from the sale and lease back of approximately 32 facilities pursuant to the terms of that certain Real Estate Sales Contract dated December 19, 2008 by NATMI Truck Terminals, LLC (“NATMI”) and the Company as in effect on February 12, 2009 (the “NAT Transaction”) are not required to be used to prepay amounts outstanding under the Credit Agreement. Any additional net cash proceeds received from the NAT Transaction are applied in the manner set forth in the next bullet point.

•

For any real estate asset sale (other than net cash proceeds from the NAT Transaction described in the first sentence of the prior bullet point) the net cash proceeds of which, together with the aggregate amount of net cash proceeds from all such real estate asset sales occurring on or after January 1, 2009,

o	is less than or equal to $300 million and occurs on or prior to July 15, 2009, 50 percent of such proceeds shall be used to prepay outstanding revolving loans under the Credit Agreement (without a corresponding permanent reduction of the revolving commitments) (“Revolver Reserve Amount”) and the remaining 50 percent shall be deposited into an escrow account (“Escrow Account”);
o	is less than or equal to $300 million and occurs after July 15, 2009, 50 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 50 percent shall be retained by the Company;
o	is greater than $300 million and less than or equal to $500 million, 75 percent of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25 percent shall be retained by the Company; and
o	is greater than $500 million, all of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement.

Any amount on deposit in the Escrow Account will be released

•

prior to July 16, 2009, if (a) no default has occurred and is continuing and (b) the Company, its domestic subsidiaries (other than Yellow Roadway Receivables Funding Corporation or any other receivables entity (collectively, “Receivables Entity”)) and YRC Assurance (as defined below under “ABS Facility”), collectively, have less than $100 million of cash and cash equivalents on hand; and

•	on July 16, 2009, only to the extent that any amounts remain on deposit in the Escrow Account;

provided, that any amounts withdrawn or released from the Escrow Account will cause a reduction of the revolving commitments under the Credit Agreement equal to such withdrawn or release amounts (such reduction being applied first to the Revolver Reserve Amount).

For any non-real estate sale, the net cash proceeds of which together with the aggregate amount of net cash proceeds received from all non-real estate asset sales occurring in the same fiscal year of the Company, exceed $25 million, 75 percent of such net cash proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25 percent shall be retained by the Company.

All net cash proceeds received from any additional indebtedness incurred (other than indebtedness permitted under the indebtedness negative covenant described below) shall be used to prepay amounts outstanding under the Credit Agreement.

50 percent of the net cash proceeds received from the issuance of any common stock or other equity interests (other than equity interests or common stock issued in connection with customary exceptions or issued in connection with the repaying or refinancing the USF Notes or the 5% Contingent Convertible Notes) shall be used to prepay amounts under the Credit Agreement.

The Company is required to prepay amounts due under the Credit Agreement within three business days after the earlier of

•	the date on which the Company’s annual audited financial statements for the immediately preceding year are delivered pursuant to the Credit Agreement and

•	the date on which such annual audited financial statements were required to be delivered pursuant to the Credit Agreement,

in an amount equal to 50 percent of the Company’s Excess Cash Flow (as defined in the Credit Agreement) for such immediately preceding year, less any voluntary prepayments of loans under the Credit Agreement (but only to the extent that, in the case of revolving loans and swingline loans, such prepayments were accompanied by a corresponding permanent reduction of the revolving commitments), with the first such prepayment required to be made by the Company in 2010 in respect of the Company’s Excess Cash Flows, if any, for the fiscal year ending December 31, 2009.

Affirmative Covenants

The affirmative covenants contained in the Credit Agreement Amendment are substantially similar to the affirmative covenants contained in the Credit Agreement as it existed prior to the Credit Agreement Amendment. The following summarizes some of the changes to the affirmative covenants implemented by the Credit Agreement Amendment. The Credit Agreement Amendment

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provides that proceeds from the Credit Agreement may not be used to refinance, repay, settle, support or otherwise satisfy any outstanding indebtedness (other than industrial revenue bonds in an aggregate amount not to exceed $7 million);

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requires the Company to fully complete the process of winding up, liquidating or dissolving YRC Assurance in all respects by March 14, 2009 (or such longer period as the administrative agent may agree in its sole discretion).

Financial Covenants

For 2009 and 2010, the Credit Agreement Amendment replaces the prior financial covenants with three other financial covenants: Minimum Liquidity (which continues for the life of the Credit Agreement), Minimum Consolidated EBITDA and Maximum Capital Expenditures.

Minimum Liquidity

The Company must maintain Liquidity (as defined below) equal to or greater than $100 million at all times, and Liquidity will be tested on each business day. The definition of “Liquidity” and certain related terms follows:

“Liquidity” means, as of any business day, the daily average of the Company’s Liquidity Amount as of the end of business, for the immediately preceding five business days.

“Liquidity Amount” means, as of any date of determination, the sum of (a) cash and cash equivalents held by the Company, its domestic subsidiaries (other than any Receivables Entity) and YRC Assurance as of such date, plus (b) amounts on deposit in the Escrow Account as of such date, plus (c) so long as no default exists under the Credit Agreement, the aggregate available commitments as of such date minus (without duplication) letter of credit exposure and the Revolver Reserve Amount as of such date and plus (d) an amount equal to the amount of financing available under the ABS Facility.

Minimum Consolidated EBITDA

The Company will not permit Consolidated EBITDA for any period set forth below to be less than the amount set forth opposite such period:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on June 30, 2009	$ 45,000,000
For the two consecutive fiscal quarters ending on September 30, 2009	$130,000,000
For the three consecutive fiscal quarters ending December 31, 2009	$180,000,000
For the four consecutive fiscal quarters ending March 31, 2010	$205,000,000
For the four consecutive fiscal quarters ending June 30, 2010	$205,000,000
For the four consecutive fiscal quarters ending September 30, 2010	$215,000,000
For the four consecutive fiscal quarters ending December 31, 2010	$240,000,000

The definition of “Consolidated EBITDA” and certain related terms follows:

“Consolidated EBITDA” shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income, any of the following:

(a)	consolidated interest expense,

(b)	expense for taxes paid or accrued,

(c)	depreciation (including that applied to the Company’s equity method investments),

(d)	amortization (including that applied to the Company’s equity method investments),

(e)	extraordinary, non-cash expenses or losses incurred other than in the ordinary course of business,

(f)	non-recurring (including non-recurring and unusual) non-cash expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business,

(g)	non-cash expenses related to stock based compensation or stock appreciation rights,

(h)	fees and expenses (including legal, accounting and debt issuance costs) in each case, incurred in connection with (A) that certain Waiver No. 1 and the Credit Agreement Amendment, (B) that certain Limited Waiver and the ABS Facility Amendment, (C) the NAT Transaction, minus, to the extent included in consolidated net income,

(i)	interest income,

(j)	income tax credits and refunds (to the extent not netted from tax expense),

(k)	any cash payments made during such period in respect of items described in items (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred,

(l)	any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of indebtedness and

(m)	extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its subsidiaries in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”),

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if at any time during such Reference Period the Company or any subsidiary of the Company shall have made any Material Disposition (defined below), the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and

•

if during such Reference Period the Company or any subsidiary of the Company shall have made a Material Acquisition (defined below), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the administrative agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Material Disposition” means

•	certain permitted dispositions, and

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any other disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other equity interests of a person and (ii) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that

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constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other equity interests of a person, and

•	involves the payment of consideration by the Company and its subsidiaries in excess of $10,000,000.

Maximum Capital Expenditures

The Company will not, nor will it permit any subsidiary of the Company to, incur or make any capital expenditures in excess of (i) $150 million for the four consecutive fiscal quarters ending December 31, 2009 and (ii) $235 million for the four consecutive fiscal quarters ending December 31, 2010.

Modifications to Existing Financial Covenants

The Credit Agreement Amendment modifies the two financial covenants that were contained in the Credit Agreement prior to giving effect to the Credit Agreement Amendment as follows:

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The Company will not permit the Consolidated Interest Coverage Ratio as of the end of any test period ending on or about March 31, 2011 and as of the end of each other test period ending thereafter to be less than 2.50 to 1.00, which was the level that was set forth in the Credit Agreement prior to giving effect to the Credit Agreement Amendment.

•

The Company will not permit the Total Leverage Ratio as of the end of any test period ending on or about March 31, 2011 and as of the end of each other test period ending thereafter to exceed 3.50 to 1.00, which was the level that was set forth in the Credit Agreement prior to giving effect to the Credit Agreement Amendment.

Negative Covenants

The following is a summary description of the material changes implemented by the Credit Agreement Amendment to the negative covenants contained in the Credit Agreement

Indebtedness

The Company will not, and will not permit any subsidiary of the Company, to incur any indebtedness, except for certain indebtedness specifically permitted by the Credit Agreement, which exceptions include:

•	indebtedness existing on the effective date of the Credit Agreement Amendment and refinancings of such indebtedness (subject to certain limited exceptions);

•	certain capital lease and purchase money security indebtedness in an amount not to exceed $7.5 million at any one time;

•	indebtedness incurred in connection with the NAT Transaction and other permitted sale leaseback transactions;

•	certain intercompany indebtedness; and

•	other indebtedness in an aggregate principal amount not to exceed $30 million at any time outstanding.

Liens

The Credit Agreement Amendment reduced the general lien basket from $150 million to $30 million outstanding at any time.

Asset Sales

Neither the Company nor any of its subsidiaries will consummate any asset sale (other than certain specified asset sales, including the NAT Transaction) unless the following conditions are satisfied:

•	such asset sale is made on an arms-length basis and for 100 percent cash consideration;

•	the consideration received in connection with real estate asset sales meets certain valuation criteria;

•

the consideration received in connection with any non-real estate asset sale and involving consideration in excess of $5,000 shall be equal to or greater than 100 percent of the net book value of the asset subject to such asset sale;

•

the fair market value of all property disposed of in such asset sale, when aggregated with any other asset sales consummated during the same fiscal year of the Company, shall not exceed (i) for the fiscal year of the Company ending December 31, 2009, $400 million and (ii) for each fiscal year of the Company ending thereafter, 10 percent of the consolidated total assets of the Company and its subsidiaries; and

•	no default or event of default has occurred and is continuing prior to making such asset sale or would arise after giving effect to the asset sale.

Other Negative Covenants

The Credit Agreement Amendment also modifies negative covenants related to: permitted acquisitions; fundamental changes; transactions with affiliates; restricted payments; permitted investments; swap agreements; cash or certain types of collateral maintained at any bank other than the administrative agent; certain payments of indebtedness; and amendments to any agreement relating to material indebtedness, the organizational documents of the Company or its subsidiaries or certain operating leases with lenders party to the Credit Agreement.

Events of Default

The Credit Agreement Amendment modifies the events of default in the Credit Agreement to clarify that an event of default occurs if any amortization event or other similar repayment event under the ABS Facility is triggered by an event of default thereunder and to include an events of default if fees or other amounts (“Waiver Amounts”) in excess of $20 million are paid to satisfy obligations, or to pay creditors who have exercised (or threatened to exercise) remedies, in each case, under certain operating leases due to a default, event of default or acceleration thereunder and an event of default if an acceleration of obligations in excess of $20 million (including any Waiver Amounts) under certain operating leases occurs and remains uncured.

Waivers

The Credit Agreement Amendment provides that the waivers set forth in Waiver No. 1 are permanently granted. Waiver No. 1 was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 22, 2009. In addition, the Credit Agreement Amendment waives any default or event of default arising as a result of the loan parties’ failure to comply with a covenant relating to permitted liens in the Credit Agreement by virtue of the Company or its subsidiaries granting liens to the Company or other of its subsidiaries in several notes representing intercompany loans. Certain of these notes are pledged to the lenders to secure the obligations under the Credit Agreement.

ABS Facility Amendment

On February 12, 2009, the Company amended its asset-backed securitization facility (“ABS Facility”). The amended ABS Facility will expire on February 11, 2010. The ABS Facility continues to permit financings of up to $500 million based on the characteristics of the Company’s accounts receivable and the reserve requirements of the receivables purchasers. The amendment to the ABS Facility (“ABS Facility Amendment”) includes the following terms.

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The ABS Facility Amendment implements increased reserve requirements applicable to the accounts receivable. After applying the new reserve requirements, the total capacity under the ABS Facility decreased by approximately $28.8 million as a result of such new reserve requirements.

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The cost of funding under the ABS Facility increased. The cost of funding under the ABS Facility for conduits is a variable rate based on A1/P1 rated commercial paper (weighted average interest rate of 1.47% at January 31, 2009). Conduits are not committed to fund; that role is performed by certain banks called committed purchasers. Conduit funding is used as long as the conduits agree to fund. The cost of funding for Wachovia Bank, National Association, and other committed purchasers, is one-month LIBOR (but never less than 3.5% per annum, adjusted for certain reserves), plus 6.5 percent per annum. The Company expects aggregate cost of funding (excluding fees) to increase up to $4.1 million annually as a result of this renewal (assuming the current level of financing).

•	The definition of “Base Rate” was modified so that the Base Rate at any given time cannot be less than the LIBOR Rate (as defined in the ABS Facility).

•	The letters of credit sublimit decreased from $125 million to $105 million.

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The ABS Facility Amendment implements the Minimum Consolidated EBITDA, Maximum Capital Expenditures and Minimum Liquidity financial covenants that are consistent with the Credit Agreement Amendment described above.

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YRC Assurance Co. Ltd. (“YRC Assurance”), the Company’s wholly owned subsidiary and captive insurance company domiciled in Bermuda, was investing in accounts receivable through the ABS Facility to support the capital requirements that Bermuda law requires YRC Assurance to maintain to issue insurance policies to other Company subsidiaries. The Company desired to utilize these receivables to finance its general corporate purposes rather than to finance YRC Assurance’s capital requirements. Therefore, YRC Assurance withdrew from the ABS Facility by selling back approximately $159 million of its ownership interests in the accounts receivables to Yellow Roadway Receivables Funding Corporation (“YRRFC”), a special purpose entity and wholly owned subsidiary of the Company. YRRFC then sold the ownership interests in the accounts receivable purchased from YRC Assurance to the bank parties to the ABS Facility. These bank parties will now finance the Company for general corporate purposes by reinvesting in this pool of accounts receivable. YRC Assurance will no longer be a purchaser or a co-agent party to the ABS Facility and will commute existing intercompany insurance policies due to the reduction in the capital it is required to maintain by regulation for these policies. The Company may incur additional U.S. federal income taxes as a result of this transaction.

In connection with the ABS Facility Amendment, the Company paid fees to the consenting bank parties equal to approximately $3.8 million. An additional fee equal to approximately $10.0 million will become due September 30, 2009 if the ABS Facility has not been terminated by such date and the Company does not have a corporate credit rating of B/B2 or better from Standard & Poor’s and Moody’s Investors Service, Inc., respectively, by such date. The Company’s corporate credit ratings currently are CCC/Caa3, respectively.

The ABS Facility utilizes the accounts receivable of the following subsidiaries of the Company: YRC Inc., USF Reddaway, Inc. and USF Holland, Inc. (the “Originators”). YRRFC operates the ABS Facility. Under the terms of the ABS Facility, the Originators may transfer trade receivables to YRRFC, which is designed to isolate the receivables for bankruptcy purposes. A third-party conduit or committed purchaser must purchase from YRRFC an undivided ownership interest in those receivables. The percentage ownership interest in receivables that the conduits or committed purchasers purchase may increase or decrease over time, depending on the characteristics of the receivables, including delinquency rates and debtor concentrations.

The ABS Facility Amendment provides that the waivers set forth in the Limited Waiver are permanently granted. The Limited Waiver was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2009. In addition, the ABS Facility Amendment waives any event of default which may have arisen as a result of representations or warranties made or deemed made in connection with the ABS Facility or any related document proving to have been incorrect when made or deemed made or conditions to a credit event not being satisfied solely as a result of the existence of a default or an event of default under the ABS Facility arising from the Lien Covenant Default or Additional Representation Default.

Item 7.01. Regulation FD Disclosure.

NAT Transaction

On February 13, 2009, the Company closed on an additional portion of the sale and financing leaseback transaction pursuant to the NAT Transaction. The details of the NAT Transaction were disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008. The Company received approximately $9 million of proceeds at the February 13 closing. The Company has extended the inspection period for the NAT Transaction to mid-March 2009 for the remaining subject facilities. The Company expects to close on the remaining subject facilities in early to mid-March 2009, subject to the satisfaction of normal and customary due diligence and related conditions, including NATMI’s right to elect not to acquire any of the remaining subject facilities in its sole discretion during the inspection period.

Interest Expense Guidance

Based upon the Credit Agreement Amendment and the renewal of the ABS Facility, but excluding the impact of any rental payments treated as interest on the NAT Transaction or other similar transactions that the Company may enter into in the future, the Company expects that its interest expense in the first quarter of 2009 will be approximately $45 million and for the full year of 2009 will be approximately $120 to $130 million.

Item 8.01. Other Events

As previously disclosed pursuant to a Current Report on Form 8-K that the Company filed with the SEC on January 14, 2009 (the “Prior Form 8-K”), the union employees represented by the International Brotherhood of Teamsters (“Teamsters”) voted to modify the National Master Freight Agreement, effective April 1, 2008 through March 31, 2013, with YRC Inc., USF Holland Inc. and New Penn Motor Express Inc. (the “NMFA”), to, among other things, reduce wages paid under the NMFA by 10 percent.

In the Prior Form 8-K, the Company stated that it is required to provide a certification to the Teamsters on or before February 15, 2009 that no event or condition exists that constitutes a default under the Company’s credit facility, or which upon notice, lapse of time or both would, unless cured or waived, become or lead to such a default. On February 12, 2009, the Company delivered such certification to the Teamsters in accordance with the modified NMFA.

In the Prior Form 8-K, the Company also stated that the affected union employees will receive the right to participate in the equity of the Company through a vehicle that economically functions as a warrant or similar instrument to purchase 15 percent of the Company’s common stock.

Consistent with this statement, the Company and the Teamsters have agreed to implement a Union Employee Option Plan (the “Stock Option Plan”) and a Union Employee Stock Appreciation Right Plan (the “SAR Plan”).

Pursuant to the Stock Option Plan, on February 12, 2009, the Company granted to its union employees (including those employees represented by unions other than the Teamsters), who are employed by bargaining units who have ratified the wage reduction (“Union Employees”), options to purchase up to an aggregate of 11,394,758 shares of the Company’s common stock at an exercise price equal to $3.74 per share, which was the closing price per share of the Company’s common stock on the NASDAQ Stock Market on that date. The options will vest in full on the first anniversary of the grant date, and will be exercisable for 10 years following the date of grant, subject to the terms of the Stock Option Plan. The options were granted subject to shareholder approval and will not be effective until the Stock Option Plan is approved by the shareholders of the Company. The Company expects to submit the Stock Option Plan to a vote by its shareholders at a meeting of the shareholders later this year, most likely its annual meeting of shareholders, which is usually held in May of each year. If the shareholders of the Company do not approve the Stock Option Plan, the options granted under the Stock Option Plan will automatically terminate.

Pursuant to the SAR Plan, on February 12, 2009, the Company granted to its Union Employees stock appreciation rights (“SARs”) with respect to up to 11,394,758 shares of the Company’s common stock at an exercise price equal to $3.74 per share, which was the closing price per share of the Company’s common stock on the NASDAQ Stock Market on that date. Each Union Employee received one SAR under the SAR Plan for each option that the Union Employee received under the Stock Option Plan. Each SAR provides the Union Employee the right to receive a cash payment from the Company equal to the closing price of the Company’s common stock on the date of exercise less the exercise price of the SAR. The SARs will vest in full on the first anniversary of the grant date, and will be exercisable for 10 years following the date of grant, subject to the terms of the SAR Plan. If the shareholders of the Company approve the Stock Option Plan, the SARs granted under the SAR Plan will automatically terminate.

Based on the February 12, 2009 closing price of the Company’s common stock of $3.74 per share, the aggregate fair value of the union equity grants is approximately $30 million and would be recognized as a one-time accounting charge on the grant date. Under the SAR Plan, the aggregate fair value of the union equity grants would be re-measured at the end of each quarter using the closing share price of the Company’s common stock at that time.

If the shareholders of the Company approve the Stock Option Plan, the aggregate fair value of the union equity grants would be fixed using the closing share price of the Company’s common stock on the date of shareholder approval.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated February 12, 2009

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identified by the word “expects” and “believes”.

The Company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors, including (among others) the Company’s revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007), the amount and character of, and the interest rate on, the Company’s outstanding debt and any financings the Company may enter into in the future.

The Company’s expectations regarding the total capacity under the ABS Facility are only its expectations regarding this matter. Actual total capacity under the ABS Facility could differ based on a number of factors, including (among others) the amount of trade receivables transferred by the Originators to YRRFC, the characteristics of those receivables, whether any material issues of noncompliance are identified in the pending receivables audit and whether any such issues are resolved to the administrative agent’s reasonable satisfaction.

The Company’s actual future results could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 13, 2009	By:	/s/ Timothy A. Wicks
Timothy A. Wicks
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated February 12, 2009